Exhibit 5.1

October 14, 2020

Leaf Group Ltd.

1655 26th Street

Santa Monica, California 90404

Re:                             Securities Being Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Leaf Group Ltd., a Delaware corporation (the “Company”), of (A) up to $100,000,000 of any combination of (i) common stock, par value $0.0001 per share (the “Common Stock”), of the Company, (ii) preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”), (iii) warrants to purchase Common Stock, Preferred Stock, or Units (as defined below ) (“Warrants”), and (iv)  units comprised of Common Stock, Preferred Stock, Warrants and other securities in any combination (“Units”) and (B) up to 8,000,000 shares of Common Stock to be sold by certain selling stockholders as described in the Registration Statement under “Selling Stockholders” (the “Selling Stockholder Shares”).  The Common Stock, Preferred Stock, Warrants, and Units to be sold by the Company are sometimes referred to collectively herein as the “Securities.”  Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants, and Units).  The Registration Statement provides that the Securities and the Selling Stockholder Shares may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and the law of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Warrants and Units, and the warrant agreements, unit agreements and other agreements governing Securities offered pursuant to the Registration Statement will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including, without limitation, any Unit), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, available for issuance under the Company’s certificate of incorporation as then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•                  with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

•                  with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law; and

•                  with respect to Warrants or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities and the issuance of such Securities in conformity with those terms, the terms of any applicable agreement and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.                                      Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.                                      Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.                                      Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

4.                                      Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

5.                                      The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP